                     Exhibit 99.1

macy's

Contacts:

                                                                                                            Media - Jim Sluzewski

                                                                                                                           513/579-7764

                                                                                                            Investor - Susan Robinson

                                                                                                               513/579-7780

FOR IMMEDIATE RELEASE

MACY'S, INC. SAME-STORE SALES DOWN 6.3% IN OCTOBER

Company reiterates fall season same-store sales guidance

CINCINNATI, Ohio, November 6, 2008 - Macy's, Inc. today reported total sales of $1.721 billion for the four weeks ended Nov. 1, 2008, a decrease of 6.9 percent compared to total sales of $1.849 billion in the same period last year. On a same-store basis, Macy's, Inc. sales were down 6.3 percent in October.

For the third quarter of 2008, the company's total sales were $5.500 billion, a decrease of 6.9 percent compared to total sales of $5.906 billion in the same 13-week period last year. On a same-store basis, Macy's, Inc.'s third-quarter sales were down 6.0 percent.

For the year to date, Macy's, Inc. sales totaled $16.965 billion, down 4.3 percent from total sales of $17.719 billion in the first 39 weeks of 2007. On a same-store basis, Macy's, Inc.'s year-to-date sales were down 3.5 percent. (Note that same-store sales for each month of fiscal 2008 are posted on www.macysinc.com/investors.)

The company reiterated its guidance for same-store sales in the fall season of 2008 (third and fourth quarters combined) to be down by 3 to 6 percent. Given third quarter results, same-store sales in the fourth quarter therefore are expected to be down by 1 to 6 percent. Because of a dramatic year-over-year calendar shift that resulted in a same-store sales increase of 13.4 percent in November 2007, the company expects a same-store decrease in the low double digits in November 2008 as a full week of sales shifts back into the December period.

The company is slated to report its third quarter earnings on Wednesday, Nov. 12, and will webcast a call with financial analysts that day at 10:30 a.m. (ET). The webcast is accessible to the media and general public either via the company's Web site at
www.macysinc.com or by calling in on 1-888-684-1262 (913-312-0975 for international callers) passcode 5642242.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2007 sales of $26.3 billion. The company operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com, bloomingdales.com and Bloomingdale's By Mail. Prior to June 1, 2007, Macy's, Inc. was known as Federated Department Stores, Inc.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom)